Exhibit 99.1

TO BUSINESS EDITOR:

           CHURCHILL TECHNOLOGY INC.  TO RAISE $2.5 MILLION;
              COMPANY WILL ISSUE UP TO 50 MILLION SHARES

     Buffalo, N.Y., March 19 /PRNewswire/ -- Churchill Technology Inc. (Nasdaq: CHUR) today announced that it has entered into an agreement with Fima Capital Corporation to issue up to 50 million shares of common stock at a minimum price of $.05 per share. Fima Capital Corporation is a British Virgin Islands Corporation which owned 7.6 percent of Churchill prior to this transaction, and which is beneficially owned by Gamal Marwan, a Director of Churchill.
     The agreement calls initially for the issuance of 30 million shares. Robert H. Downie, Churchill president and chief executive officer, and Dr. Ashraf Marwan are the major investors of the first tranche of the financing. Dr. Marwan is Gamal Marwan's father. Five million of the shares will be made available to the employees and officers of the Company and of Novon International Inc. via an Employee Stock Purchase Plan that will be put in place in accordance with the appropriate regulatory requirements. The remaining 20 million shares will be taken up by Fima and a group of investors within 60 days.
     "We have been searching, without success, for debt and quasi-debt financing for several months," said Downie.
     "We believe this capital injection will sufficiently strengthen our balance sheet, giving us access to more conventional debt markets over the next few months. The funding will help our new Novonr product line get off to a good start, by providing sufficient working capital to support the production and sale of these materials. We are optimistic about the sales prospects of our Novonr products over the coming months, based on the interest that has been expressed since the announcement of its availability. This capital injection will also help us acquire assets which we believe are key to the future of our Company," said Downie.
     In a related announcement, Churchill confirmed that it has issued 11 million shares to the original Novon shareholders in accordance with the Novon Acquisition Agreement signed in February 1994.
     Churchill Technology Inc. is the parent company of Novon International, Inc., a leader in the development and production of specialty additives and resins that safely make plastics biodegradable. The company's products are marketed as Novonr Specialty Polymers, Degra-Novonr, and Aqua-Novonr.
     Novon International, Inc. is a growth-stage company whose products include additive packages, specialty polymers, and water-soluble materials that are used in packaging, composting, agricultural, food service, and personal care applications.
     -0-                                     3/19/96
     /CONTACT:  Ken Houseknecht of Crowley Webb Public Relations, 716-
856-2932/
     (CHUR)